Exhibit 99.1

CONTACT:
Kenneth A. Posner
Chief of Strategic Planning and Investor Relations
Phone: (212) 399-4020
E-mail: Kposner@cbfcorp.com

CAPITAL BANK FINANCIAL CORP. ANNOUNCES EXTENSION OF CONSENT SOLICITATION FOR EARLY REDEMPTION OF SOUTHERN COMMUNITY CVRS

Coral Gables, Fla. (February 27, 2015) - Capital Bank Financial Corp. (Nasdaq: CBF) (the "Company") today announced that, due to the inclement weather affecting North Carolina and a delay in the delivery of solicitation materials to certain holders, it has extended the termination date for its consent solicitation seeking the early redemption of the contingent value rights ("CVR") (CUSIP: 842CVR607) issued to former shareholders of Southern Community Financial Corporation when it was acquired by the Company on October 1, 2012.  Holders wishing to deliver their consents will now have until 5:00 p.m., New York Time, on March 6, 2015 (unless this termination date is further extended or shortened in the Company's sole discretion).  The other terms and conditions of the consent solicitation remain unchanged.

As previously announced, the early redemption will permit the Company to redeem all of these CVRs at any time prior to March 31, 2015 at a price of $1.00 per CVR. Each CVR holder delivering their consent prior to the March 6, 2015 expiration date will also receive an additional payment for granting their consent of $0.03 per CVR. If consents are received from at least a majority of the CVRs outstanding prior to the expiration date, the Company expects to amend the terms of the CVR Agreement to permit it to redeem the remaining CVRs (including CVRs of non-consenting holders) at any time prior to March 31, 2015 at $1.00 per CVR.  The Company reserves the right to terminate the consent solicitation, or alter any of the terms thereof, prior to the expiration date in its sole discretion.

As of 5:00 p.m., New York Time, on February 27, 2015, according to Globic Advisors, the information agent and tabulation agent for the consent solicitation, approximately 46% of CVR holders have delivered their consents.

Under the current terms of these CVRs, holders are entitled to receive up to $1.30 per CVR promptly following their October 1, 2017 maturity date, dependent upon the level of credit losses in a segment of the Company's loan portfolio.  Based on the level of such credit losses to date, the Company currently anticipates that, absent the receipt of the early redemption, CVR holders are likely to receive the $1.30 per CVR maximum payment promptly following the maturity date.  Holders are also entitled to receive the $1.30 per CVR maximum payment if there is a change of control of the Company prior to the October 1, 2017 maturity date.

The consent solicitation is being made pursuant to a "Consent Solicitation Statement," dated February 5, 2015, which sets forth a more comprehensive description of the terms of the consent solicitation. Copies of the Consent Solicitation Statement and the consent form, as well as copies of the CVR Agreement may be obtained by CVR holders from the information agent and tabulation agent for the consent solicitation, Globic Advisors, at 212-227-9699 (attention: Robert Stevens) or rstevens@globic.com.  A copy of the CVR Agreement also appears as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on October 5, 2012 and available on the SEC's website at http://www.sec.gov.

Forward-Looking Statements

Information in this press release contains forward-looking statements.  Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases.  Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" in the annual report on Form 10-K and other periodic reports filed by us with the SEC.  Any or all of our forward-looking statements in this press release may turn out to be inaccurate.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward looking statements including, but not limited to: (1) changes in general economic and financial market conditions; (2) changes in the regulatory environment; (3) economic conditions generally and in the financial services industry; (4) changes in the economy affecting real estate values; (5) our ability to achieve loan and deposit growth; (6) the completion of future acquisitions or business combinations and our ability to integrate any acquired businesses into our business model; (7) projected population and income growth in our targeted market areas; (8) competitive pressures in our markets and industry; (9) our ability to attract and retain key personnel; (10) changes in accounting policies or judgments and (11) volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans.  All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations.  You are, therefore, cautioned not to place undue reliance on such statements, which should be read in conjunction with the other cautionary statements that are included elsewhere in this press release.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Capital Bank Financial Corp.

Capital Bank Financial Corp. is a national bank holding company, formed in 2009 to create a premier regional banking franchise in the southeastern United States.  CBF is the parent of Capital Bank N.A., a national banking association with $6.8 billion in total assets as of December 31, 2014, and 162 full-service banking offices throughout Florida, North and South Carolina, Tennessee and Virginia.  To learn more about Capital Bank, N.A., please visit www.capitalbank-us.com.